EXHIBIT 99.1

                     EXPRESS SCRIPTS COMPLETES DEBT OFFERING

     ST. LOUIS, JUNE 11, 1999 -- Express Scripts, Inc. (NASD: ESRX) today announced that it has completed the sale of $250 million of 9-5/8% Senior Notes Due 2009 through a private placement to qualified institutional buyers. The notes are not registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements under the Act. The company will use the net proceeds of approximately $243.5 million to refinance a portion of the term loan under its existing credit facility. Express Scripts, Inc. is the nation's leading independent full-service pharmacy benefit management (PBM) and specialty managed care company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Express Scripts is headquartered in St. Louis, Mo.